UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICA WEST RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	84-1152135
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

57 West 200 South, Suite 400

Salt Lake City, UT 84101

(Address of Principal Executive Office)

2008 Stock Option Plan

(Full title of the plan)

Nevada Agency & Trust Company

50 West Liberty Street, Suite 880

Reno, Nevada 89501

(Name and address of agent for service)

Telephone: (775) 322-0626

(Telephone number, including area code, of agent for service)

Large accelerated filer       .

Accelerated filer      .

Non-accelerated filer       .

Smaller reporting company  X .

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	15,000,000	$0.12	$1,800,000	$100.44
TOTAL				$100.44

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer’s Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices for a share of common stock as reported by the Over-The-Counter Bulletin Board.

PART I

ITEM 1.

PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the 2008 Stock Option Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.

REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Alexander H. Walker III

America West Resources, Inc.

57 West 200 South, Suite 400

Salt Lake City, UT 84101

(801) 521-3292

EXPLANATORY NOTE

Pursuant to General Instruction C of Form S-8, the resale prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock and/or options to purchase shares of common stock to executive officers and directors of America West Resources, Inc. (the “Company”).

RESALE PROSPECTUS

15,000,000 SHARES OF COMMON STOCK OF

AMERICA WEST RESOURCES, INC.

This Resale Prospectus relates to the offer and sale of up to 15,000,000 shares of our common stock from time to time by selling stockholders of shares of our common stock. The common stock is issuable to the selling stockholders from time to time under the 2008 Stock Option Plan.

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol “AWSR.”  On April 14, 2009, the closing price of a share of our common stock was $0.12 per share.

We will not receive any of the proceeds from the sales by the selling stockholders. The common stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Upon any sale of the common stock, by a selling stockholder and participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act, and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Resale Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS RESALE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Resale Prospectus is April 15, 2008

TABLE OF CONTENTS

Note Regarding Forward Looking Statements	6
Incorporation Of Certain Documents By Reference	6
Risk Factors	7
Use Of Proceeds	17
Selling Stockholders	17
Description Of Securities To Be Registered	17
Legal Matters	19
Experts	20
Where You Can Find More Information	20

You should rely only on the information contained in this Resale Prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this Resale Prospectus. The information contained in this Resale Prospectus is accurate only as of the date of this Resale Prospectus, regardless of the time of delivery of this Resale Prospectus or of any sale of the common stock.

NOTE REGARDING FORWARD LOOKING STATEMENTS

Included in this Resale Prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this Resale Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

Any investment in our securities involves a high degree of risk.  You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Resale Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Resale Prospectus, except for information superseded by this prospectus. This Resale Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

(1)

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on April 15, 2009;

(2)

Current Reports on Form 8-K, filed on January 7, 2009; filed on January 15, 2009; and filed on January 30, 2009.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Resale Prospectus and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Resale Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Resale Prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Resale Prospectus. Nothing in this Resale Prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

RISK FACTORS

Any investment in our securities involves a high degree of risk.  You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

RISKS RELATING TO OUR FINANCIAL CONDITION

We currently have revenues, but we are not profitable.

For the year ended December 31, 2008, the Company had coal sales of approximately $7.3 million.  During this period, the Company had a net loss of $6,579,895.  There can be no assurance that the Company will have a gain from operations or net income in fiscal 2009 or thereafter.

We may need additional capital in 2009 to implement our business plan and/or meet our financial obligations.

In 2009, the Company will be required to repay (i) a minimum of approximately $2,566,000 in principal and interest payments related to Hidden Splendor’s Bankruptcy Plan of Reorganization, all of which is secured by all of Hidden Splendor’s assets, and (ii) approximately $2,869,000 of debt unrelated to Plan obligations in 2009, of which $2,800,000 is secured by the Columbia Mine lease and will mature in October 2009. Due to unexpected equipment failures and difficult mining conditions that occurred during the fourth quarter of 2008 and the first quarter of 2009, which had an adverse effect on production, we may need to raise additional capital to fund our working capital needs in 2009. As the Company has no debt or equity funding commitments, we will need to rely upon best efforts financings.  There can be no assurance that the Company will be successful in raising the required capital.  The failure to raise sufficient capital through future debt or equity financings or otherwise may cause the Company to curtail operations, sell assets, or result in the failure of our business.

Long-Term Financial Obligations of Plan of Reorganization.

Pursuant to the Plan, the Company paid $500,000 in “administrative earmark contribution” payments and $2,250,000 “plan funding contribution” payments in December 2008. Thereafter, the Plan provides for payments to creditors over time in an aggregate principal amount of not less than approximately $10,000,000 and up to approximately $10,700,000 over a period not exceeding seven years from the effective date of the Plan.  Additionally, the Company is required to make capital expenditures and make timely monthly and quarterly payments.  The failure to comply with the terms of the Plan could result in the liquidation of the Horizon Mine, the only revenue generating asset of the Company as of the date of this Resale Prospectus, likely resulting in the Company ceasing operations.

We will not establish a reserve or sinking fund for the payment of creditors under Hidden Splendor’s Plan.

The Company is relying on cash flow from operations to fund Hidden Splendor’s payment obligations under the Plan.  We have not established a reserve or sinking fund in the event we cannot generate sufficient cash flow to make such payments.  Our secured creditors will maintain a lien on the Horizon Mine until payment in full.  Moreover, if we fail to make payments to our creditors under the Plan, then (i) 100% of all allowed claims of general unsecured creditors shall be immediately due and accelerated and (ii) the assets of Hidden Splendor, including the Horizon Mine, which is the Company’s primary asset, as of the date of this Resale Prospectus must be listed for sale. This would likely result in the Company ceasing operations.

Our business requires substantial capital investment and maintenance expenditures, which we may be unable to provide.

Our business strategy will require additional substantial capital investment in future periods.  We require capital for, among other purposes, reducing debt, acquiring new supplies and equipment, acquiring additional reserves including the Columbia Mine, maintaining the condition of our existing equipment and maintaining compliance with environmental laws and regulations. To the extent that cash generated internally is not sufficient to fund capital requirements in 2009, we will require additional debt and/or equity financing. However, this type of financing may not be available or, if available, may not be available on satisfactory terms.  Future debt financing, if available, may result in increased interest and amortization expense, increased leverage and decreased income available to fund operations.  In addition, future debt financing may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns.  If we fail to generate sufficient cash flow from operations in future periods or to obtain required capital in the future, we could be forced to reduce or delay capital expenditures, sell assets and/or restructure or refinance our indebtedness, or our business may fail.

The Company’s financial statements have been prepared assuming that it will continue as a going concern.

The Company incurred a net loss of $6,579,895 and had a working capital deficit of $7,381,347 for the year ended December 31, 2008.  These conditions raise substantial doubt as to our ability to continue as a going concern.  Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The Company has additional debt obligations maturing in 2009.

The Company will need to repay a principal amount of $2,800,000 of debt, secured by the Columbia Mine, maturing in October 2009. Additionally, the Company maintains a $75,000 bank line of credit that matures in October 2009; this line of credit is secured by assets pledged by Alexander H. Walker III, the Company’s Chairman and Secretary.

The Company has based certain financial assumptions on projected coal prices and volume of production.

The Company believes that it will be able to fund Plan payments and nominal working capital needs based upon cash flow from operations. This assumption is based upon (i) increased coal production and (ii) estimated sales prices in 2009 will not be less than current prices, both assumptions of which are out of our control and cannot be assured. The failure of either of these assumptions to materialize will cause us to require more capital in 2009 to fund obligations. The Company has no debt or equity funding commitments and it will need to raise capital through best efforts financings.  There can be no assurance that the Company will be successful in raising additional capital. The failure to raise additional capital may cause the Company to curtail operations, sell assets, or result in the failure of our business.

RISKS RELATED TO OUR BUSINESS

Significant competition from entities with greater resources could result in our failure.

We operate in a highly competitive industry with national and international energy resources companies.  We face substantial competition in connection with the marketing and sale of our coal.  Most of our competitors are well established, have greater financial and marketing, personnel, other resources, and have been in business for longer periods of time than we have.  Indeed, in the State of Utah, we are likely the smallest producer of coal in terms of production, reserves and available capital resources.  There is no assurance that we can maintain or expand our market share. The greater financial resources of such competitors will permit them to implement extensive marketing and production programs. Our competitors' use of their substantially greater resources could overwhelm our efforts to operate successfully and could cause our failure.

There is no assurance that our limited revenues will be sufficient to operate profitably, or that we will generate greater revenues in the future.

Hidden Splendor acquired the Horizon Mine in March of 2003.  We are a new entrant in the coal industry in the western United States.  We began mining operations in 2003.  We have not been profitable and have a limited operating history.  We should be regarded as a risky venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.  Our coal sales for the year ended December 31, 2008 were approximately $7.3 million, and for the year ended December 31, 2007 were approximately $5.0 million.  There is no assurance that we can achieve greater sales or generate profitable sales.  We expect that many coal producers can and will produce and sell coal at cheaper prices per ton than our production cost rates.  Their production and sales could adversely affect our revenues and profits, if any. There is no assurance that we will ever operate profitably.  There is no assurance that we will generate continued revenues or ever be profitable.

Our future success depends upon our ability to acquire and develop coal reserves that are economically recoverable.

Our recoverable reserves will decline as we produce coal. Our future success depends upon our conducting successful exploration and development activities and acquiring properties containing economically recoverable coal deposits. Our current strategy includes increasing our coal deposits base through acquisitions of other mineral rights, leases, or producing properties and continuing to use our existing properties.

Our planned development and exploration projects and acquisition activities may not result in the acquisition of significant additional coal deposits and we may not have continuing success developing additional mines.  In order to develop coal deposits, we must obtain various governmental leases and permits.  We cannot predict whether we will obtain the leases and permits necessary for us to operate profitably in the future. Furthermore, we may not be able to mine all of our coal deposits at our current operations.

Our operations could be adversely affected if we fail to maintain required bonds.

Federal and state laws require bonds or cash deposits to secure our obligations to reclaim lands used for mining, to secure coal lease obligations and to satisfy other miscellaneous obligations.  During 2008, our reclamation bond obligation with the State of Utah totaled $387,000 and was met by transfer of the trust deed to real property owned by certain affiliates of the Company and pledged to secure the Company’s obligation.  The trust deed is in favor of the State of Utah and secures Hidden Splendor’s reclamation obligation in the event the Company is unable to pay the costs associated with reclaiming the Horizon Mine site when it is closed. At the end of 2008, our coal lease bond obligation to the BLM in connection with our federal coal lease totaled $136,000 and was covered by a bond purchased by the Company which is secured by an irrevocable bank letter of credit, which in turn is secured by personal assets pledged by an officer of the Company.  There can be no assurance that these shareholders will continue to pledge personal property to secure these bonds in future periods, the failure of which would have a material adverse effect upon our operations.

Our bonds are typically renewable on a yearly basis if they are not posted with cash, and currently none of our bonds are in the form of cash.  Our failure to maintain, or inability to acquire, bonds that are required by state and federal law would have a material adverse effect on us.  That failure could result from a variety of factors including: the lack of availability, higher expense or unfavorable market terms of new bonds; restrictions on the availability of collateral for current and future bonds issuers under the terms of our indenture or new credit facility; and the exercise by third-party bond issuers of their right to refuse to renew the bonds

There may be delays in our production, resulting in poor profitability and cash flow, thus preventing us from meeting our financial obligations.

The Horizon Mine has experienced delays in production off and on in previous years and during 2008 and 2009 due to:

•

encountering rock faults, water, varying conditions of the coal seam, and other challenging mining conditions;

•

the breakdown of our mining equipment; and

•

the need to address safety regulations and/or safety-related citations issued by governmental agencies.

Many of the aforementioned challenges are beyond our control and/or are unpredictable.  If we encounter any or a combination of the aforementioned challenges for a prolonged period of time, our revenues, profitability, and cash flow may decrease, resulting in the inability to meet some or all of our financial obligations.

A significant extended decline in the prices we receive for our coal could adversely affect our operating results and cash flows.

Our results of operations are highly dependent upon the prices we receive for our coal, which are closely linked to consumption patterns of electric generation.  Extended or substantial price declines for coal would adversely affect our operating results for future periods and our ability to generate cash flows necessary to improve productivity and expand operations.  Prices of coal may fluctuate due to factors beyond our control such as overall domestic and global economic conditions; the consumption pattern of industrial consumers, electricity generators and residential users; technological advances affecting energy consumption; domestic and foreign government regulations; price and availability of alternative fuels; price of foreign imports and weather conditions.  Any adverse change in these factors could result in weaker demand and possibly lower prices for our production, which would reduce our revenues and adversely affect our financial condition.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

We currently sell the majority of our coal to three customers, each of which will most likely account for in excess of 10% of our revenue in 2009.  If any one of these three customers were to significantly reduce their purchases of coal from us, or if we were unable to continue to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially.

There is no assurance that we will find purchasers for our product at profitable prices.

If we are unable to find buyers willing to purchase our coal at profitable prices, our revenues would suffer.

Our inability to diversify our operations may subject us to economic fluctuations within our industry.

Our limited financial resources reduce the likelihood that we will be able to diversify our operations. Our inability to diversify our activities into the operation of more than one coal mine will subject our single-mine operation to economic fluctuations within the coal industry and, therefore, increase the risks associated with our operations.

Disruption of rail, barge, overland conveyor and other systems that deliver our coal or an increase in transportation costs could make our coal less competitive.

Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to provide access to markets.  Disruption of transportation services because of weather-related problems, strikes, lock-outs, break-downs of locks and dams or other events could temporarily impair our ability to supply coal to customers and adversely affect our profitability.  Transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision.  Increases in transportation costs could make our coal less competitive.

Terrorist attacks and threat, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.  Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war.  Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations.  As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers.  Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States.  In addition, disruption or significant increases in energy prices could result in government-imposed price controls.  It is possible that any, or a combination, of these occurrences could have a materially adverse effect on our business, financial condition and results of operations.

Competition within the coal industry may adversely affect our ability to sell our coal and overcapacity in the coal industry could adversely affect pricing, either of which could impair our profitability.

We compete with coal producers in various regions of the United States for domestic sales primarily to power generators.  Demand for our coal by our principal customers is affected by the delivered price of competing coals, other fuel supplies and alternative generating sources, including nuclear, natural gas, oil and renewable energy sources, such as hydroelectric power.  Recent increases in coal prices could encourage the development of expanded capacity by new or existing coal producers.  Any resulting overcapacity could affect our ability to sell coal or reduce coal prices, either of which would likely reduce our revenues.

We require a skilled workforce to run our business.  If we cannot hire qualified people to meet replacement or expansion needs, we may not be able to achieve planned results.

Most of our workforce is comprised of people with technical skills related to coal mining.  Some of our workforce is 50 years of age or older.  We expect that some of our employees may retire between now and the next five to seven years.  This will require us to conduct an expanded and sustained effort to recruit new employees to replace those who retire and to fill new jobs as we grow our business.  A lack of qualified people may adversely impact our operations and profitability.

The characteristics of coal may make it difficult for coal users to comply with various environmental standards, which are continually under review by international, federal and state agencies, related to coal combustion.  As a result, they may switch to other fuels, which would adversely affect our sales.

Coal contains impurities, including sulfur, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned.  Stricter environmental regulations of emissions from coal-fired electric generating plants could increase the costs of using coal thereby reducing demand for coal as a fuel source, the volume of our coal sales and price.  Stricter regulations could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emissions from electric power plants, coal users will need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), or switch to other fuels.  Each option has limitations.  Lower sulfur coal may be more costly to purchase on an energy basis than higher sulfur coal depending on mining and transportation costs.  The cost of installing scrubbers is significant and emission allowances may become more expensive as their availability declines.  Switching to other fuels may require expensive modification of existing plants.  Because higher sulfur coal currently accounts for a significant portion of our sales, the extent to which power generators switch to alternative fuel could materially affect us if we cannot offset the cost of sulfur removal by lowering the delivered costs of our higher sulfur coals on an energy equivalent basis.

Proposed reductions in emissions of mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases may require the installation of additional costly control technology or the implementation of other measures, including trading of emission allowances and switching to other fuels.  For example, in 2005 the Environmental Protection Agency proposed separate regulations to establish mercury emission limits nationwide and to reduce the interstate transport of fine particulate matter and ozone through reductions in sulfur dioxides and nitrogen oxides throughout the eastern United States.  The Environmental Protection Agency continues to require reduction of nitrogen oxide emissions in a number of eastern states and the District of Columbia and will require reduction of particulate matter emissions over the next several years for areas that do not meet air quality standards for fine particulates.  In addition, Congress and several states may consider legislation to further control air emissions of multiple pollutants from electric generating facilities and other large emitters.  Any new or proposed reductions will make it more costly to operate coal-fired plants and could make coal a less attractive fuel alternative to the planning and building of utility power plants in the future.  To the extent that any new or proposed requirements affect our customers, this could adversely affect our operations and results.

We may not be able to produce sufficient amounts of coal to fulfill our customers’ requirements, which could harm our relationships with customers.

We may not be able to produce sufficient amounts of coal to meet customer demand, including amounts that we are required to deliver under contracts.  In such case, our inability to satisfy contractual obligations could result in our customers initiating claims against us.

Our mining operations consume significant quantities of commodities, the price of which is determined by international markets.  If commodity prices increase significantly or rapidly, it could impact our cost of production.

Coal mines consume large quantities of commodities such as steel, copper, rubber products and liquid fuels.  Some commodities, such as steel, are needed to comply with roof control plans required by regulation.  The prices we pay for these products are strongly impacted by the global commodities market.  A rapid or significant increase in the cost of some commodities could impact our mining costs because we have a limited ability to negotiate lower prices, and, in some cases, do not have a ready substitute for these commodities.

We must obtain governmental permits and approvals to commence production with the Columbia Mine.  Obtaining these permits and approvals can be a costly and time consuming process and can result in restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance.  Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations.  Further, the public has the right to comment on and otherwise participate in the permitting process, including through administrative appeals of permits and possibly further appeals in the courts.  Accordingly, the new permit(s) we will need to operate the Columbia Mine may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements which restrict our ability to conduct our Columbia mining operations or to do so profitably.

Proposals to regulate greenhouse gas emissions could impact the market for our fossil fuels, increase our costs, and reduce the value of our coal assets.

Numerous proposals have been made at the international, national, regional, and state levels of government that are intended to limit emissions of greenhouse gas (“GHGs”), such as carbon dioxide and methane.  Combustion of fossil fuels, such as the coal we produce, results in the creation of carbon dioxide that is currently emitted into the atmosphere by coal end users.  Several states have already adopted measures requiring reduction of GHGs within state boundaries.  If comprehensive regulations focusing on GHGs emission reductions were to be enacted by the United States or additional individual states, it may adversely affect the use of and demand for fossil fuels, particularly coal.  Further regulation of GHGs could occur in the United States pursuant to treaty obligations, regulation under the Clean Air Act, or regulation under state law.  In 2007, the U.S. Supreme Court held in Massachusetts vs.  Environmental Protection Agency, that the Environmental Protection Agency had authority to regulate GHGs under the Clean Air Act, reversing the Environmental Protection Agency’s interpretation of the Clean Air Act.  This decision could lead to federal regulation of GHGs under the existing Clean Air Act of coal-fired electric generation stations, which could adversely affect demand for our coal.

Government laws, regulations and other legal requirements relating to protection of the environment, health and safety matters and others that govern our business increase our costs of doing business, and may restrict our operations.

We are subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, groundwater quality and availability, plant and wildlife protection, reclamation and restoration of mining or drilling properties after mining or drilling is completed, the installation of various safety equipment in our mines, control of surface subsidence from underground mining and work practices related to employee health and safety.  Complying with these requirements, including the terms of our permits, has had, and will continue to have, a significant effect on our costs of operations and competitive position.  In addition, we could incur substantial costs, including clean up costs, fines and civil or criminal sanctions and third party damage claims for personal injury, property damage, wrongful death, or exposure to hazardous substances, as a result of violations of or liabilities under environmental and health and safety laws.

Our mines are subject to stringent federal and state safety regulations that increase our cost of doing business at active operations, and may place restrictions on our methods of operation. In addition, government inspectors under certain circumstances, have the ability to order our operation to be shut down based on safety considerations.

Stringent health and safety standards were imposed by federal legislation when the Federal Coal Mine Health and Safety Act of 1969 was adopted. The Federal Coal Mine Safety and Health Act of 1977 expanded the enforcement of safety and health standards of the Coal Mine Health and Safety Act of 1969 and imposed safety and health standards on all (non-coal as well as coal) mining operations. Regulations are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, the equipment used in mine emergency procedures, mine plans and other matters. The various requirements mandated by law or regulation can have a significant effect on operating costs and place restrictions on our methods of operations. In addition, government inspectors under certain circumstances, have the ability to order our operation to be shut down based on safety considerations.

In 2008, Hidden Splendor received citations with assessed penalties totaling $367,806. We have challenged approximately $367,806 of those penalties in approximately eight administrative actions involving challenges to the 2008 citations. Enforcement of any of these penalties could have a significant effect on operating costs, which could materially impact our operations. We are uncertain as to how much, if any, of these citations we will be responsible for.

In March 2009, Hidden Splendor was notified by the U.S. Department of Labor, Mine Safety and Health Administration (“MSHA”) that a potential pattern of violations may exist at the Horizon Mine based upon initial screening and pattern criteria review by MSHA.  Upon receipt of such notification, we conducted a comprehensive review of the operations at the Horizon Mine and prepared and submitted plans to MSHA designed to enhance employee safety at the mines through better education, training, mining practices, and safety management.   Following implementation of the plans, MSHA will conduct a complete inspection of the Horizon Mine and further evaluate the situation.  If MSHA determines, after its evaluation, that a pattern of violations exists at the Horizon Mine, MSHA may shut down all or portions of the mine until the violations have been abated.  The issuance of any notice of a pattern of violations could have a significant impact on our operations.

There are uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

There are uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, including many factors beyond our control.  As a result, estimates of economically recoverable coal reserves are by their nature uncertain.  Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our staff. Some of the factors and assumptions which impact economically recoverable reserve estimates include:

• geological conditions;

• historical production from the area compared with production from other producing areas;

• the assumed effects of regulations and taxes by governmental agencies;

• assumptions governing future prices; and

• future operating costs, including cost of materials.

Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of those reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and these variances may be material. As a result, our estimates may not accurately reflect our actual reserves.

Coal Mining is a dangerous industry.

Coal mining, especially underground coal mining, is dangerous.  Great care must be taken to assure safe, continued operations.  Past experiences of others in the industry indicate that lapses in safety practices can result in catastrophic collapse of a coal mining operation.  Even when best mining practices are strictly observed, natural disasters such as an earthquake could possibly destroy a coal mine’s operations.  Any catastrophic event at our coal mine which would close our mine for an extended period of time likely would cause the failure of our operations.

We do not insure against all potential operating risks.  We may incur losses and be subject to liability claims as a result of our operations.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business.  For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented.  As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage.  As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all.  Although we maintain insurance at levels we believe are appropriate and consistent with industry practice, we are not fully insured against all risks.  In addition, pollution and environmental risks generally are not fully insurable.  Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition, results of operations and cash flows.

We are dependent upon the services of Messrs. Baker, Durbin, and Walker

The success of the Company is dependent upon, among other things, the services of Dan R. Baker, our chief executive officer; John E. Durbin, our chief financial officer; and Alexander H. Walker III, our Chairman and Secretary. The Company has entered into employment agreements with Messrs. Baker, Durbin, and Walker, but does not maintain any key man insurance on the lives of any of these individuals. The loss of any of these executives, for any reason, would have a material adverse effect on the Company.

Some of our Officers and Directors have limited or no prior experience in the coal business and that lack of experience could harm our business.

Our chief financial officer was not involved in the coal industry prior to the time he joined management in January 2009.  Other board members also have limited experience in the coal industry.  This lack of experience could place the Company at a competitive disadvantage.

RISKS RELATED TO OUR COMMON STOCK

Future sales of our common stock could lower our stock price.

We may issue additional shares of Company common stock to finance future acquisitions.  We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock.  Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.  Moreover, sales of our common stock by existing shareholders could also depress the price of our common stock.

We presently do not intend to pay cash dividends on our common stock.

We currently anticipate that no cash dividends will be paid on the common stock in the foreseeable future.  Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase our common stock.

Control by current shareholders.

The current shareholders have elected the directors and the directors have appointed current executive officers to serve America West.  The current shareholders will continue to have the ability to elect the directors for the foreseeable future.  The voting power of these shareholders could also discourage others from seeking to acquire control of us through the purchase of our common stock which might depress the price of our common stock.

There is not now, and there may not ever be, an active market for the Company’s common stock.

There currently is a limited public market for the Company’s common stock.  Further, although the common stock is currently quoted on the OTC Bulletin Board, trading of its common stock may be extremely sporadic.  For example, several days may pass before any shares may be traded.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, the common stock.  Accordingly, investors must assume they may have to bear the economic risk of an investment in the common stock for an indefinite period of time.  This severely limits the liquidity of the common stock, and would likely have a material adverse effect on the market price of the common stock and on the Company’s ability to raise additional capital.

The Company cannot assure you that our common stock will become liquid or that the common stock will be listed on a securities exchange.

Until the common stock is listed on an exchange, the Company expects its common stock to remain eligible for quotation on the OTC Bulletin Board, or on another over-the-counter quotation system, or in the “pink sheets.”  In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock.  In addition, if the Company fails to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell the Company’s securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect the liquidity of the common stock.  This would also make it more difficult for the Company to raise additional capital.

Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of the Company shares as well as the shares of common stock underlying the Company’s warrants which may affect the trading price of the common stock.

The common stock is currently quoted on the OTC Bulletin Board, and trades below $5.00 per share; therefore, the common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

The price of the Company’s common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of the common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•

actual or anticipated variations in the Company’s operating results;

•

announcements of developments by the Company or its competitors;

•

announcements by the Company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•

adoption of new accounting standards affecting the Company’s industry;

•

additions or departures of key personnel;

•

adoption of new or revised regulation in the industry;

•

sales of the Company’s common stock or other securities in the open market; and

•

other events or factors, many of which are beyond the Company’s control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against the Company, whether or not successful, could result in substantial costs and diversion of its management’s attention and resources, which could harm the Company’s business and financial condition.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of shares which may be sold pursuant to this Resale Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The selling stockholders will be our current or future officers, directors, consultants and employees who acquire shares of our common stock pursuant to the Plan and are considered our “affiliates” as that term is defined in the federal securities laws. The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this Resale Prospectus.

As of the date of this Prospectus, 2,000,000 shares of Company common stock were subject to existing options under the Plan, and 13,000,000 were available for future grants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue 300,000,000 shares of common stock, $.0001 par value.  As of April 13, 2008, there were 166,650,957 shares of common stock issued and outstanding that was held of record by approximately 826 stockholders.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Nevada anti-takeover statue and charter provisions

Nevada anti-takeover statute.

Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an “interested shareholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested shareholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested shareholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested shareholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested shareholder,” or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder”.

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested shareholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested shareholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested shareholder” at a meeting called no earlier than three years after the date the “interested shareholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested shareholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.  If the “Business Combination” statute becomes applicable to us in the future, the cumulative effect of its terms may be to make it more difficult to acquire and exercise control over the Company and to make changes in management.

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual shareholders’ meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us.  Nevada law also permits a Nevada corporation to “opt out” of the application of the Control Share Acquisition statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We filed an amendment to our Articles of Incorporation on January 26, 2009 to opt out of the Control Share Acquisition statute.

Articles of Incorporation

Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of America West Resources.  These provisions are designed to reduce the vulnerability of America West Resources to an unsolicited proposal for a takeover of America West Resources.  However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of America West Resources.  These provisions may also have the effect of preventing changes in the management of America West Resources.

LEGAL MATTERS

The law firm of Brewer & Pritchard, of which Thomas C. Pritchard is a member, has provided legal advice to the Registrant, and has also rendered a legal opinion as to the validity and due issuance of the shares of the Company’s common stock to be issued under the 2008 Stock Option Plan. Brewer & Pritchard owns 200,000 shares of the Company’s common stock.  The Company will from time to time issue shares of its common stock to Brewer & Pritchard or Thomas C. Pritchard as payment for legal services rendered.  Neither Thomas C. Pritchard, nor the law firm of Brewer & Pritchard has been employed on a contingent basis.  Other than the 200,000 shares of Company common stock issued to Brewer & Pritchard for services rendered outside of the 2008 Stock Option Plan, neither Mr. Pritchard nor Brewer & Pritchard has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside legal counsel for the Company.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Resale Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Malone & Bailey, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register with the SEC the shares of our common stock described in this Resale Prospectus. This Resale Prospectus is part of that Registration Statement and provides you with a general description of the Shares being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the Shares being registered.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by America West Resources, Inc. (“the Company”) with the Securities and Exchange Commission (“SEC”) are incorporated in this Form S-8 by reference:

(1)

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on April 15, 2009; and

(2)

Current Reports on Form 8-K, filed on January 7, 2009; filed on January 15, 2009; and filed on January 30, 2009.

All documents filed by America West Resources, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

ITEM 4. DESCRIPTION OF SECURITIES

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “AWSR.”

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The law firm of Brewer & Pritchard, of which Thomas C. Pritchard is a member, has provided legal advice to the Registrant, and has also rendered a legal opinion attached hereto as an Exhibit, as to the validity and due issuance of the shares of the Company’s common stock to be issued and registered hereby. Brewer & Pritchard owns 200,000 shares of the Company’s common stock.  The Company will from time to time issue shares of its common stock to Brewer & Pritchard or Thomas C. Pritchard as payment for legal services rendered.  Neither Thomas C. Pritchard, nor the law firm of Brewer & Pritchard has been employed on a contingent basis.  Other than the 200,000 shares of Company common stock issued to Brewer & Pritchard for services rendered outside of the 2008 Stock Option Plan, neither Mr. Pritchard nor Brewer & Pritchard has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside legal counsel for the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation and bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by Nevada law. In addition, we may also enter into agreements with any officer or director, and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.

NRS Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation and, in a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise. NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.

Identification of Exhibit

4.1

2008 Stock Option Plan

5.1

Opinion of Brewer & Pritchard, P.C.

23.1

Consent of Brewer & Pritchard, P.C. *

23.2

Consent of Independent Auditor

_____________________

* Included in its opinion filed as Exhibit 5.1

ITEM 9. UNDERTAKINGS

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by Section 10(a)(3) of the Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on this 15th day of April, 2009.

AMERICA WEST RESOURCES, INC.

By: /S/ DAN R. BAKER

  Dan R. Baker, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 15th day of April, 2009.

Signature	Title	Date

/s/ Dan R. Baker
Dan R. Baker	Director	April 15, 2009

/s/ Alexander H. Walker III
Alexander H. Walker III	Director	April 15, 2009

/s/ Brian Rodriguez
Brian Rodriguez	Director	April 15, 2009

/s/ George Jarkesy
George Jarkesy	Director	April 15, 2009

/s/ Amanda Cardinalli
Amanda Cardinalli	Director	April 15, 2009